EXHIBIT 5



April 22, 1998

Oakwood Homes Corporation
7800 McCloud Road
Greensboro, North Carolina 27409-9634

Gentlemen:

You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 136,250 shares of the $.50 par value Common Stock (the "Common Stock") of Oakwood Homes Corporation (the "Company"), a North Carolina corporation, by the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the Schult Homes Corporation 1995 Share Incentive Plan and that certain Stock Option Agreement with Michael Wolf (the "Wolf Option").

We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the 136,250 shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and will be validly issued, fully paid and nonassessable when issued in accordance with the Schult Homes Corporation 1995 Share Incentive Plan and the Wolf Option and receipt by the Company of the consideration therefor.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Sincerely,

                               /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                               KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.